SUBLEASE AGREEMENT

This Sublease Agreement (the “Sublease”) is made effective as of 08/01/2015 by and between YaHam LED U.S.A., Inc. (“Tenant”) and United Lumicon Exhibition Services, Inc.(“Subtenant”). Tenant has previously entered into a Lease Agreement with Harsch Investment Properties (“Landlord”) dated 9/25/2004 (the “Prime Lease”). The Tenant now desires to sublet the leased property to the Subtenant and the Subtenant desires to sublet the leased property from the Tenant. Therefore, the parties agree as follows:

PREMISES.Tenant, in consideration of the sublease payments provided in this Agreement. Sublets to Subtenant United Lumicon Exhibition Services, Inc. located at 3984 Vanessa Drive, Las Vegas, NV 89103 (the “Premises”). The legal description for the Premises is: Warehouse for equipment storage.

TERM AND POSSESSION. The term of this Sublease will begin on 08/01/2015 and, unless terminated sooner pursuant to the terms of this Sublease, it will continue for the remainder of the term provided in the Prime Lease, which terminates 10/31/2015. Subtenant’s tenancy will terminate on 10/31/2015unless Landlord and Subtenant sign another written agreement prior to the end of tenancy providing for an additional period of tenancy. Subtenant is not responsible for finding a replacement upon the termination of his or her tenancy.

SUBLEASE PAYMENTS. Subtenant shall pay to Tenant sublease payment of $ 450.00 per month, payable in advance on the first day of each month, for a total sublease payment of $450.00. Sublease payments shall be made to Tenant at 3984 Vanessa Drive, Las Vegas, Nevada 89103. Which may be changed from time to time by Tenant

TENANT:

YAHAM LED U.S.A., Inc.

3984 Vanessa Drive

Las Vegas, Nevada 89103

Subtenant:

United Lumicon Exhibition Services, Inc.

3984 Vanessa Drive

Las Vegas, Nevada 89103

Landlord:

Harsch Investment Properties

3111 South Valley View Blvd., Suite K-101

Las Vegas, Nevada 89102

Such addresses may be changed from time to time by any party by providing notice to the other interested parties as described above.

GOVERNING LAW. This Sublease shall be construed in accordance with the laws of the State of NEVADA, Venue for any dispute arising out the or related to this Sublease Agreement shall be located in CLARK County.

INCORPORATION OF PRIME LEASE. This Sublease is subject to all of the terms of the Prime Lease with the same force and effect as if each provision of the Prime Lease were included in this Sublease, except as otherwise provided in this Sublease. All of the obligations of Tenant under the Prime Lease shall be binding upon Subtenant. All of the obligations of Landlord under the Prime Lease shall inure to the benefit of Subtenant. It is the intent of the parties that, except as otherwise provided in this Sublease, the relationship between Tenant and Subtenant shall be governed by the various provisions of the Prime Lease as if those provisions were included in this Sublease in full, except that the terms “Landlord,” “Tenant’ and “Lease’ as used in the Prime Lease, shall instead refer to, respectively, “Tenant,” “Subtenant’ and “Sublease.”

TENANT:

YAHAM LED U.S.A., Inc.

3984 Vanessa Drive

Las Vegas, Nevada 89103

JianGuo Zhang       /s/ JianGuo Zhang

Subtenant:

United Lumicon Exhibition Services, Inc.

3984 Vanessa Drive

Las Vegas, Nevada 89103

Xu Zhang              /s/ Xu Zhang